Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of STERIS plc pertaining to the STERIS Corporation 401(k) Plan of our reports (a) dated May 27, 2015 with respect to the consolidated financial statements and financial statement schedule of STERIS Corporation and the effectiveness of internal control over financial reporting of STERIS Corporation included in its Annual Report (Form 10-K) for the year ended March 31, 2015, and (b) dated June 29, 2015, with respect to the financial statements of the STERIS Corporation 401(k) Plan included in the Plan’s Annual Report (Form 11-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Cleveland, Ohio

November 2, 2015